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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                                  Commission File Number 0-26142
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                              Belmont Homes, Inc.
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            (Exact name of registrant as specified in its charter)


Highway 25 South, Industrial Park Drive, Belmont, Mississippi 38827 601-454-9217
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    Common Stock, par value $0.10 per share
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            (Title of each class of securities covered by this Form)


                                      None
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  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate, the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [X]        Rule 12h-3(b)(1)(i)   [X]

               Rule 12g-4(a)(1)(ii) [ ]        Rule 12h-3(b)(1)(ii)  [ ]

               Rule 12g-4(a)(2)(i)  [ ]        Rule 12h-3(b)(2)(i)   [ ]

               Rule 12g-4(a)(2)(ii) [ ]        Rule 12h-3(b)(2)(ii)  [ ]

                                               Rule 15d-6            [X]


     Approximate number of holders of record as of the certification of notice date: One
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Belmont Homes, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                                Belmont Homes, Inc.


Date: December 31, 1997                      By: /s/ MICHAEL R. MURPHY
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                                                Michael R. Murphy
                                                Its Secretary